Exhibit 10.8
NON-COMPETE AGREEMENT

This Non-Compete Agreement (this “Agreement”) is entered into as of October 1, 2010 by and between AgFeed Industries, Inc., a company organized and validly existing under the laws of the State of Nevada (“AgFeed”), and AgFeed Animal Nutrition Holdings, Inc., a business company organized and validly existing under the laws of the British Virgin Islands and a wholly-owned Subsidiary of AgFeed (“Holdings”).

WITNESSETH

NOW, THEREFORE, in consideration of the mutual promises herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AgFeed and Holdings, for themselves, their successors and permitted assigns, hereby agree as follows:

Section 1.  Definitions.  Each capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Separation Agreement.

(a)  “Feed Business” means the research and development, manufacture, marketing and sale of additive premix, concentrates and complete feed for use in the domestic animal husbandry markets in The People’s Republic of China (the “PRC”), and related activities incidental to the foregoing.

(b)  “Separation Agreement” means the Master Separation Agreement dated as of July 19, 2010 between AgFeed Industries, Inc., a company organized and validly existing under the laws of the British Virgin Islands and a wholly-owned Subsidiary of AgFeed, and AgFeed Animal Nutrition Inc., a business company organized and validly existing under the laws of the British Virgin Islands and a wholly-owned Subsidiary of AgFeed, as amended or modified from time to time.

Section 2.  Non-Compete by AgFeed.  From and after August 1, 2010 until the third anniversary of such date (the “Non-Competition Period”), AgFeed shall not, and shall cause each other member of the AgFeed Group not to, directly or indirectly, as a principal or for its own account or jointly with others, or as a shareholder or equity owner in any Person (other than members of the AANI Group), engage in the Feed Business anywhere in the PRC.  For the avoidance of doubt, neither (i) the ownership and possession of all rights for certain real properties listed on Schedule 2 and the plants, buildings and structures thereon (the “Real Properties”), but only to the extent necessary in order to facilitate the transfer of the Real Properties from the AgFeed Group to the AANI Group following the date hereof, nor (ii) the acquisition of any equity interests in any diversified company having not more than 25.0% of its gross revenues (based on its latest annual audited financial statements) attributable to the Feed Business will be considered engaging in the Feed Business for the purposes of this Agreement.

Section 3.  Acquisition of Additional Feed Interests.  (a)  If any member of the AgFeed Group receives a proposal offering any member of the AgFeed Group an opportunity (each an “Investment Opportunity”) to acquire or invest in any Third Party engaging in the Feed Business other than any acquisition or investment permitted by Section 2, AgFeed shall use its reasonable best efforts to provide the AANI Group with the initial opportunity to pursue such Investment Opportunity.  If the AANI Group declines to pursue such Investment Opportunity, AgFeed shall have the opportunity to pursue such Investment Opportunity, provided that AgFeed’s equity interest in such Third Party shall not exceed 50.0%.

(b)  If AgFeed or any other member of the AgFeed Group (the “Seller”), after having complied with Section 3(a) and invested in any Third Party engaging in the Feed Business in the PRC (the “Acquired Feed Interests”), intends to transfer, sell or otherwise dispose of a portion or all of such Acquired Feed Interests (the “Offered Interests”) to any Third Party, AgFeed shall promptly deliver a written notice (the “Offer Notice”) to Holdings (i) that the Seller desires to dispose of such Offered Interests and (ii) that sets forth the detailed information of such Offered Interests, the price that such member proposes to be paid for such Offered Interests (the “Offer Price”), and any other material terms sought by such member.  The giving of an Offer Notice to Holdings shall constitute an offer (the “Offer”) by such Seller to sell the Offered Interests to Holdings or any other member(s) of Holdings designated by Holdings for at the Offer Price and on the other terms set forth in the Offer Notice.  Holdings shall have a 30-day period (the “Offer Period”) in which to accept, or cause any such designated member to accept, such Offer by giving a notice of acceptance to such Seller prior to the expiration of such Order Period.  If Holdings fails to notify the Seller prior to the expiration of the Offer Period, it shall be deemed to have declined such Offer.  If Holdings declines (or is deemed to decline) such Offer, the Seller shall have the right to effect a disposition of the Offer Interests on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price.

Section 4.  Extension of Non-compete.  In the event that AgFeed or any other member of the AgFeed Group shall be in violation of the aforementioned restrictive covenants, then the time limitation of such restrictive covenants shall be extended for the period of time during which such breach or breaches have occurred and are continuing.

Section 5.  Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provisions contained in this Agreement, and the parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.  Without limiting the generality of the foregoing, if any provision contained in this Agreement shall be held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall be deemed narrowed to provide for the maximum enforceable geographic area, time period and the broadest term permitted by Applicable Law and shall be enforced as so narrowed.

Section 6.  Specific Performance.  The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the parties would be irreparably harmed and could not be made whole by monetary damages.  Each party hereto accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (ii) that, in addition to any other remedy to which it may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court.

Section 7.  Miscellaneous.  The provisions of Article 9 of the Separation Agreement are hereby incorporated by reference into this Agreement.  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Separation Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AGFEED INDUSTRIES, INC.

By:
Name:
Title:

AGFEED ANIMAL NUTRITION HOLDINGS, INC.

By:
Name:
Title:

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